Exhibit 99.1

ENOVA ANNOUNCES CLOSING OF $500.0 MILLION OF SENIOR UNSECURED NOTES DUE 2029

CHICAGO, Aug. 12, 2024 /PRNewswire/ — Today, Enova International, Inc. (NYSE: ENVA) (“Enova” or the “Company”), a leading financial services company powered by machine learning and world-class analytics, issued $500 million in aggregate principal amount of Senior Notes due 2029 (the “Notes”). The Notes were offered at a price of 100.000% of the principal amount and will bear interest at 9.125% per annum.

Enova is using net proceeds from the offering of the Notes for (1) to repurchase its outstanding series of senior notes due 2025 (the “2025 Notes”) pursuant to the previously announced tender offer and consent solicitation, (2) to fund the redemption of any remaining 2025 Notes (the “2025 Notes Redemption”) and the related accrued interest, (3) to pay fees and expenses related to the offering of the Notes and the tender offer and consent solicitation and the 2025 Notes Redemption, (4) to repay outstanding indebtedness under the Company’s revolving credit facility, and (5) for general corporate purposes.

“The successful completion of our latest bond issuance underscores investor confidence in our focused growth strategy and consistently strong financial performance, powered by our diverse product offerings and world-class machine learning risk management systems,” said David Fisher, Enova CEO.

About Enova

Enova is a leading financial services company with powerful online lending that serves small businesses and consumers who are underserved by traditional banks. Through its world-class analytics and machine learning algorithms, Enova has provided more than 10.5 million customers with over $56 billion in loans and financing. You can learn more about the company and its portfolio of businesses at www.enova.com.

Important Notice Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the business, financial condition and prospects of the Company. These forward-looking statements give current expectations or forecasts of future events and reflect the views and assumptions of the Company’s senior management with respect to the business, financial condition and prospects of the Company as of the date of this release and are not guarantees of future performance. The actual results of the Company could differ materially from those indicated by such forward-looking statements because of various risks and uncertainties applicable to the Company’s business, including, without limitation, those risks and uncertainties indicated in the Company’s filings with the SEC, including its annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports on Forms 8-K. These risks and uncertainties are beyond the ability of the Company to control, and, in many cases, the Company cannot predict all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this report, the words “believes,” “estimates,” “plans,” “expects,” “anticipates” and similar expressions or variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company cautions you not to put undue reliance on these statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements after the date of this release.

SOURCE Enova International, Inc.

For further information:

Public Relations Contact:

Erin Yeager

Email: media@enova.com

Investor Relations Contact:

Lindsay Savarese

Office: (212) 331-8417

Email: IR@enova.com

Cassidy Fuller

Office: (415) 217-4168

Email: IR@enova.com